Exhibit 10.1

December 21, 2022

Ms. Amelia Newton Varela

63 Papermill Road

Manhasset, New York 11030

Dear Ms. Newton Varela:

This letter will set forth below the amended and restated terms and conditions of your employment with Steven Madden, Ltd. (the “Company”):

1.	Term of Agreement. January 1, 2023 through December 31, 2025 (the “Term”), unless sooner terminated in accordance with Paragraph 7 of this Agreement.

2.	Position. President of the Company. You shall report to the Chief Executive Officer (the “CEO”) or such other person as the CEO shall direct.

3.	Salary. $775,000 per annum (paid in accordance with normal Company practice) from January 1, 2023 through December 31, 2023; $800,000 per annum (paid in accordance with normal Company practice) from January 1, 2024 through December 31, 2024; and $825,000 per annum (paid in accordance with normal Company practice) from January 1, 2025 through December 31, 2025.

4.	Annual Performance Bonus. You shall be eligible to receive a performance bonus for each of 2023, 2024 and 2025 based on the actual EBIT of the Company in relation to the plan submitted to the Company’s Board of Directors (the “Plan”). Your bonus shall be calculated as follows:

EBIT	Bonus as % of Salary
Maximum (130% of Plan)	80%
Target (100% of Plan)	50%
Threshold (90% of Plan)	30%

For actual EBIT amounts between the Threshold and Target amounts or between the Target and Maximum amounts, the bonus payable shall be calculated based on a straight-line interpolation between the respective amounts. For example, if actual EBIT were 110% of Plan, the Bonus payable would be 60% of Salary. Such bonus (net of any deductions required to be withheld by any applicable laws and regulations) shall be payable on or about March 15th of the following year.

If actual EBIT meets or exceeds Plan, you shall also be eligible for a restricted stock grant in an amount to be determined by the Company in its absolute discretion. Such restricted stock grant shall be awarded on or about March 15th of the following year.

5.	Restricted Stock. On January 3, 2023, you shall be granted shares of restricted stock vesting 25% per year for four years commencing on the first anniversary of the grant date. The number of restricted shares to be issued shall be determined by dividing One Million One Hundred Thousand Dollars ($1,100,000) by the closing price of the common stock of the Company on January 3, 2023.

6.	Car Allowance. During the Term, you shall receive a car allowance of $1,250 per month.

7.	Termination.

(a)	Involuntary Termination. The Company has the right to terminate your employment, on written notice to you, at any time without Cause (as defined below). In the event the Company terminates your employment without Cause, then the Term shall terminate immediately, and you shall be entitled to receive only (i) Salary payments described in Paragraph 3, at the regular intervals of payment, from the date of termination through the date this Agreement would have otherwise terminated but for the involuntary termination plus (ii) any accrued and unpaid Bonus amount described in Paragraph 4 for the year prior to termination which such Bonus shall still be payable on or about March 15th of the year following their accrual.

(b)	Voluntary Termination by you or Termination for Cause. You shall have the right to terminate your employment at any time for any reason (“Voluntary Termination”) and the Company shall have the right to terminate your employment at any time for Cause, on written notice to you, setting forth in reasonable detail the facts and circumstances resulting in the Cause upon which such termination is based. In the event of a Voluntary Termination or a termination by the Company for Cause, the Term shall terminate immediately and you shall be entitled only to any accrued and unpaid Salary described in Paragraph 3 through the date of termination. For the purpose of this Agreement, Cause shall mean:

(i)	a material breach by you of your material duties or obligations to the Company which is not remedied to the reasonable satisfaction of the Company within ten (10) days after the receipt by you of written notice of such breach from the Company;

(ii)	you are convicted of, or enter a guilty or “no contest” plea with respect to a felony or a crime of moral turpitude (whether or not a felony);

(iii)	you have an alcohol or substance abuse problem, which in the reasonable opinion of the Company materially interferes with your ability to perform your duties;

(iv)	any act or acts of personal dishonesty, fraud, embezzlement, misappropriation or conversion intended to result in your personal enrichment at the expense of the Company, or any of its subsidiaries or affiliates, or any other material breach or violation of fiduciary duty owed to the Company, or any of its subsidiaries or affiliates;

(v)	any grossly negligent act or omission or any willful and deliberate misconduct by you that results, or is likely to result, in material economic, or other harm, to the Company, or any of its subsidiaries or affiliates; or

(vi)	you violate or pay fines, suffer sanctions or injunctive relief relating to (whether or not you are found to have violated ) any federal or state securities laws, rules or regulations or the rules and regulations of any stock exchange on which the Company is listed or included.

(c)	Disability. You shall be considered to be “Disabled” if, in the Company’s reasonable opinion after receiving the written report of an independent physician selected by the Company, you are incapable, due to mental or physical disability, of performing the essential functions of your duties for a period of sixty (60) days (whether or not consecutive) during any period of one hundred twenty (120) days. In the event you shall become Disabled during the Term, the Company may terminate your employment and the Term and the Company shall have no further obligation or liabilities to you, except payment of accrued and unpaid Salary described in Paragraph 3 through the date of termination plus any accrued and unpaid Bonus amount described in Paragraph 4 for the year prior to termination, which such Bonus shall still be payable on or about March 15th of the year following their accrual.

(d)	Death. In the event of your death, your employment and the Term shall terminate immediately and the Company shall have no further obligation or liabilities to you or your estate except that your estate shall be entitled to receive payment of accrued and unpaid Salary described in Paragraph 3 through the date of termination plus any accrued and unpaid Bonus amount described in Paragraph 4 for the year prior to your death, which such Bonus shall still be payable on or about March 15th of the year following their accrual.

(e)	Change of Control. The term “Change of Control”, as used herein, shall mean when any person or group (excluding the Company or any of its affiliates) becomes the beneficial owner of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities. If, during the period commencing 30 days prior to a Change of Control and ending 180 days after a Change of Control, you are terminated by the Company other than for Cause, you are entitled to receive an amount equal to the lesser of (A) two and one-half (2.5) times the sum of (i) the annual Base Salary to which you were entitled under Section 3 as of the date termination plus (ii) the average cash bonus received by the Executive for the preceding three-year period ending on the last pervious December 31st or (B) the maximum amount which is tax deductible to the Company under Internal Revenue Code Section 280G. The foregoing shall be in lieu of, and not in addition to, any other payments or compensation you would otherwise be entitled to hereunder as a result of your termination.

(f)	Termination Payment. Provided the Company makes the payments required under this Letter Agreement that are attributable to the termination of your employment, such payments shall be in full and complete satisfaction and release of any and all claims you or your beneficiaries, estate or legal representatives may have against the Company and/or its subsidiaries or affiliates hereunder.

8.	Non-Solicitation/Non-Competition Agreement. You recognize that the services to be performed by you hereunder are special and unique. In consideration of the compensation granted herein, you agree that for as long as you are receiving your Salary under this Agreement and, if you are terminated by the Company for Cause or if you quit or resign your position, through December 31, 2025, you shall not, (i) become employed by or otherwise affiliated with, nor furnish services to, any business that competes with the Company, (ii) solicit any business from any customers of the Company, or (iii) induce or encourage any employee of the Company (or its affiliates) to become employed by, or furnish services to, any business that competes with the Company.

9.	Covenant Not to Disclose. You covenant and agree that you will not, to the detriment of the Company, at any time during or after the Term, reveal, divulge or make known to any person (other than (i) to the Company, or (ii) in the regular course of business of the Company) or use for your own account any confidential or proprietary records, data, processes, ideas, methods, devices, business concepts, inventions, discoveries, know-how, trade secrets or any other confidential or proprietary information whatsoever (the “Confidential Information”) previously possessed or used by the Company or any of its subsidiaries or affiliates, (whether or not developed, devised or otherwise created in whole or in part by your efforts) and made known to you by reason of your employment by or affiliation with the Company. You further covenant and agree that you shall retain all such knowledge and information which you shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Company and its successors and assigns. Additionally, you agree that all right, title and interest in and to any discoveries, processes, ideas, methods and/or business concepts that you develop during the Term relating to the business of the Company are, and shall remain the property of the Company, and you hereby assign to the Company any right, title and interest you might otherwise claim therein.

10.	Business Materials, Covenant to Report. All written materials, records and documents made by you or coming into your possession concerning the business or affairs of the Company shall be the sole property of the Company and, upon the termination of your employment with the Company or upon the request of the Company at any time, you shall promptly deliver the same to the Company and shall retain no copies thereof. You agree to render to the Company such reports of your activities or activities of others under your direction during the Term as the Company may request.

11.	Governing Law; Injunctive Relief.

11.1	The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of New York, excluding choice of law rules thereof.

11.2	You acknowledge and agree that, in the event you shall violate any of the restrictions of Paragraphs 8, 9 or 10 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages or posting a bond or other security, and without prejudice to any other remedies which it may have at law or in equity. Each of you and the Company acknowledges and agrees that, in addition to any other state having proper jurisdiction, any such relief may be sought in, and for such purpose each of you and the Company consents to the jurisdiction of, the courts of the State of New York.

12.	Assignment. This Agreement, as it relates to your employment, is a personal contract and your rights and interests hereunder may not be sold, transferred, assigned, pledged or hypothecated.

13.	Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or facsimile, addressed, if to the Company, at the Company’s offices, Attn: CEO, and if to you, at the address of your personal residence as maintained in the Company’s records, or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 13.

14.	Entire Agreement. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior agreements between such parties with respect to the subject matter hereof (including, without limitation, the letter agreement between you and the Company dated April 29, 2008 and the letter agreement between you and the Company dated January 10, 2014, as amended), and cannot be amended, supplemented or modified orally, but only by an agreement in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

15.	Execution in Counterparts; Signatures; Severability. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile or electronic mail signatures hereon shall constitute original signatures. If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

16.	Representation by Counsel; Interpretation. Each party acknowledges that it has been represented by counsel or has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule or law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by such parties. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.

17.	Clawback. Any amounts paid or payable to you pursuant to this Agreement or the Company’s equity or compensation plans shall be subject to recovery or clawback to the extent required by any applicable law or any applicable securities exchange listing standards.

18.	409A.

(a)	To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with you to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (A) exempt the compensation payable under this Agreement from Section 409A, and/or (B) comply with the requirements of Section 409A. Any right to a series of installment payments hereunder, including without limitation, any right to receive the Severance (if applicable), shall be treated as a right to a series of separate payments for purposes of Section 409A.

(b)	To the extent that any payments or reimbursements provided to you under this Agreement are deemed to constitute compensation to the you to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Consultant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(c)	Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to you during the six (6)-month period following your “separation from service” (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the you during such period (without interest).

Signature:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld, CEO

Counter-signature:	/s/ Amelia Newton Varela
Amelia Newton Varela